Exhibit 99.1

Royal Gold Announces Exercise of Option Related to the

Kerr-Sulphurets-Mitchell Project

DENVER, COLORADO. DECEMBER 13, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced that pursuant to its June 2011 Option Agreement with Seabridge Gold, Inc. (“Seabridge”), the Company increased the size of the net smelter return (“NSR”) royalty it may acquire on the Kerr-Sulphurets-Mitchell (“KSM”) project from 1.25% to 2.0% by purchasing 1,004,491 common shares of Seabridge (the “Additional Shares”) at a 15% premium to the current market price, for C$18 million. The Company now holds the right to purchase either a 1.25% NSR royalty for C$100 million, or a 2.0% NSR royalty for C$160 million on all of the gold and silver production from the project, payable in three equal installments over a 540-day period. Royal Gold sold the Additional Shares in a private transaction to an unrelated party. The net cost to acquire the right to increase the size of the NSR royalty was approximately $3.6 million. Royal Gold continues to hold 1,019,000 shares of Seabridge common stock purchased in June 2011.

Royal Gold does not expect to consider the royalty purchase until the project achieves certain permitting and financing requirements and a decision to construct has occurred. The options to purchase the NSR royalty will remain exercisable for 60 days following Royal Gold’s satisfaction that the project has received all material approvals and permits, has sufficient committed funding for construction, and certain other conditions have been met.

The KSM project has proven and probable reserves of 2.2 billion tonnes at an average grade of 0.55 grams per tonne of gold (38.2 million ounces), 0.21% copper (10 billion pounds), and 2.74 grams per tonne silver (191 million ounces). Based on Seabridge’s Preliminary Feasibility Study, dated June 22, 2012, precious metal production could average 508,000 ounces of gold and 2.2 million ounces of silver per year, over the 55-year mine life, with higher metal production levels forecast for the first seven years of the project. Seabridge is in the process of completing its Environmental Assessment Application and expects to file it with the regulators in January 2013.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 205 properties on six continents, including interests on 39 producing mines and 27 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

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Cautionary 'Safe Harbor' Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include the timing of Royal Gold’s consideration of the exercise of its royalty options on the KSM project, Seabridge’s estimated mine life, reserve estimates, production estimates, and completion of the Environmental Assessment Application for the KSM project. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, the risks inherent in construction, results of further exploration efforts, results of feasibility studies, development and ramp-up of operations of a new mine at the KSM project by an operator who has not previously operated gold mines, decisions and activities of the operator, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Most of these factors are beyond the Company's ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.